UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, by a series of letters, the NYSE MKT LLC had notified us that we were not in compliance with the following sections of the NYSE MKT Company Guide: (a) Section 1003(a)(iii) of the NYSE MKT Company Guide in that we reported stockholders’ equity of less than $6,000,000 at June 30, 2012 and had losses from continuing operations and/or net losses in each of our five consecutive fiscal years ended December 31, 2011, (b) Section 1003(a)(iv) of the NYSE MKT Company Guide in that we have sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the NYSE MKT, that we will be able to continue operations and/or meet our obligations as they mature, and (c) Section 1003(a)(ii) of the NYSE MKT Company Guide in that we reported stockholders’ equity of less than $4,000,000 at September 30, 2012 and had losses from continuing operations and/or net losses in three out of our four most recent fiscal years ended December 31, 2011.

Also as previously disclosed, on December 4, 2012, we received notice from the NYSE MKT that it intended to proceed with an application to the United States Securities and Exchange Commission to remove our common stock from listing on the NYSE MKT.

In accordance with Sections 1009(d) and 1203 of the NYSE MKT Company Guide, we appealed the determination of the NYSE MKT by requesting a hearing with the Listing Qualifications Panel (the “Panel”). The hearing was held on February 22, 2013, and on March 5, 2013 we received notice from NYSE MKT that the Panel had affirmed the determination to delist our common stock. We have decided that we will not further appeal the determination of the Panel. On March 5, 2013, we were also notified by NYSE MKT that trading in our common stock would be suspended on NYSE MKT as soon as practicable, with formal delisting to follow.

NYSE MKT will suspend trading in our common stock on March 12, 2013. We are transitioning trading in our common stock to the OTC Markets. Our common stock will trade under the “INNI” symbol on the OTCQB system beginning March 12, 2013.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2013	INNOVARO, INC.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer